CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1) (2)
Medium-Term Senior Notes, Series G	$550,000	$63.91

(1)  Calculated in accordance with Rule 457(r) of the Securities Act.

(2)  Pursuant to Rule 457(p) under the Securities Act, the $198,831.69 remaining of the relevant portion of the registration fees previously paid with respect to unsold securities registered on Registration Statement File No. 333-172554, filed on March 2, 2011 by Citigroup Funding Inc., a wholly owned subsidiary of Citigroup Inc., is being carried forward, of which $63.91 is offset against the registration fee due for this offering and of which $198,767.78 remains available for future registration fee offset.  No additional registration fee has been paid with respect to this offering.  See the “Calculation of Registration Fee” table accompanying the filing of Pricing Supplement No. 2015-CMTNG0369 dated February 12, 2015, filed by Citigroup Inc. on February 17, 2015, for information regarding the registration fees that are being carried forward.

Citigroup Inc.	September 22, 2015 Medium-Term Senior Notes, Series G Pricing Supplement No. 2015-CMTNG0689 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302

Upturn Securities Based on the Common Stock of Schlumberger N.V. (Schlumberger Limited) Due March 27, 2017

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the value of what you receive at maturity may be greater than, equal to or less than the stated principal amount, depending on the performance of the shares of common stock of Schlumberger N.V. (Schlumberger Limited) (the “underlying shares”) from the initial share price to the final share price.

▪	The securities offer leveraged exposure to a limited range of potential appreciation of the underlying shares as described below. In exchange for this leverage within a limited range, investors in the securities must be willing to forgo (i) any appreciation of the underlying shares in excess of the maximum return at maturity specified below and (ii) any dividends that may be paid on the underlying shares. In addition, investors in the securities must be willing to accept full downside exposure to any depreciation of the underlying shares. If the final share price is less than the initial share price, you will not be repaid the stated principal amount of your securities at maturity and, instead, will receive shares of the common stock of Schlumberger N.V. (Schlumberger Limited) (or, in our sole discretion, cash based on the value of those shares) that will be worth less than your initial investment and possibly worth nothing. You may lose up to your entire investment in the securities.

▪	In order to obtain the modified exposure to the underlying shares that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any cash payment or delivery of underlying shares due under the securities if we default on our obligations. All payments and/or deliveries on the securities are subject to the credit risk of Citigroup Inc.

KEY TERMS
Underlying shares:	Shares of common stock of Schlumberger N.V. (Schlumberger Limited) (NYSE symbol: “SLB”) (the “underlying share issuer”)
Aggregate stated principal amount:	$550,000
Stated principal amount:	$1,000 per security
Pricing date:	September 22, 2015
Issue date:	September 25, 2015
Valuation date:	March 22, 2017, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	March 27, 2017
What you will receive at maturity:

For each $1,000 stated principal amount security you hold at maturity, you will receive:

▪     If the final share price is greater than or equal to the initial share price:
Cash in an amount equal to $1,000 + leveraged return amount, subject to maximum return at maturity

▪     If the final share price is less than the initial share price:
A number of underlying shares equal to the equity ratio (or, in our sole discretion, cash in an amount equal to the equity ratio multiplied by the final share price)

If the underlying shares depreciate from the initial share price to the final share price, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares (or, in our sole discretion, cash based on the value thereof) that will be worth less than the stated principal amount and may be worth nothing.

Initial share price:	$72.57, the closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the valuation date
Share percent increase:	The final share price minus the initial share price, divided by the initial share price
Leveraged return amount:	$1,000 × the share percent increase × the leverage factor
Leverage factor:	300.00%
Maximum return at maturity:	$285.00 per security (28.50% of the stated principal amount). Because of the maximum return at maturity, in no event will you receive more than $1,285.00 per security at maturity.
Equity ratio:	13.77980, the stated principal amount divided by the initial share price
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17298C2P2 / US17298C2P23
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000.00	$10.00	$990.00
Total:	$550,000.00	$5,500.00	$544,500.00

(1) On the date of this pricing supplement, the estimated value of the securities is $959.80 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-03 dated November 13, 2013     Prospectus Supplement and Prospectus each dated November 13, 2013

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Upturn Securities Based on the Common Stock of Schlumberger N.V. (Schlumberger Limited) Due March 27, 2017

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect what you receive at maturity or, in the case of a delisting of the underlying shares, could give us the right to call the securities prior to maturity for an amount that may be less than the stated principal amount. These events, including market disruption events and other events affecting the underlying shares, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Delisting of Company Shares,” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial share price and the equity ratio are each subject to adjustment upon the occurrence of any of the events described in the section “Additional Terms of the Securities—Dilution and Reorganization Adjustments” in this pricing supplement. That section supersedes the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement.

Hypothetical Examples

The diagram below illustrates the value of what you will receive at maturity for a range of hypothetical percentage changes from the initial share price to the final share price. For purposes of the diagram, for any decline in the closing price of the underlying shares, the value of the underlying shares you would receive at maturity is based on the closing price of the underlying shares on the valuation date. On the maturity date, the value of any underlying shares you receive may differ from their value on the valuation date.

Investors in the securities will not receive any dividends on the underlying shares. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlying shares unless and until you receive underlying shares at maturity” below.

Upturn Securities Total Return at Maturity Diagram

■ The Securities	■ The Underlying Shares

September 2015	PS-2

Citigroup Inc.
Upturn Securities Based on the Common Stock of Schlumberger N.V. (Schlumberger Limited) Due March 27, 2017

What you actually receive at maturity per security will depend on the actual final share price. The examples below are intended to illustrate how your payment at maturity will depend on whether the final share price is greater than or less than the initial share price and by how much.

Example 1—Upside Scenario A. The hypothetical final share price is $76.20 (an approximately 5.00% increase from the initial share price), which is greater than the initial share price.

What you would receive at maturity per security = Cash in an amount equal to $1,000 + the leveraged return amount, subject to the maximum return at maturity of $285 per security

= $1,000 + ($1,000 × the share percent increase × the leverage factor), subject to the maximum return at maturity of $285 per security

= $1,000 + ($1,000 × 5.00% × 300.00%), subject to the maximum return at maturity of $285 per security

= $1,000 + $150.00, subject to the maximum return at maturity of $285 per security

= $1,150.00

Because the underlying shares appreciated from the initial share price to the hypothetical final share price and the leveraged return amount of $150.00 per security results in a total return at maturity of 15.00%, which is less than the maximum return at maturity of 28.50%, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security plus the leveraged return amount, or $1,150.00 per security.

Example 2—Upside Scenario B. The hypothetical final share price is $108.86 (an approximately 50.00% increase from the initial share price), which is greater than the initial share price.

What you would receive at maturity per security = Cash in an amount equal to $1,000 + the leveraged return amount, subject to the maximum return at maturity of $285 per security

= $1,000 + ($1,000 × the share percent increase × the leverage factor), subject to the maximum return at maturity of $285 per security

= $1,000 + ($1,000 × 50.00% × 300.00%), subject to the maximum return at maturity of $285 per security

= $1,000 + $1,500.00, subject to the maximum return at maturity of $285 per security

= $1,285.00

Because the underlying shares appreciated from the initial share price to the hypothetical final share price and the leveraged return amount of $1,500.00 per security would result in a total return at maturity of 150.00%, which is greater than the maximum return at maturity of 28.50%, your payment at maturity in this scenario would equal the maximum payment at maturity of $1,285.00 per security. In this scenario, an investment in the securities would underperform a direct investment in the underlying shares.

Example 3—Downside Scenario A. The hypothetical final share price is $65.31 (an approximately 10.00% decrease from the initial share price), which is less than the initial share price.

What you would receive at maturity per security = A number of underlying shares equal to the equity ratio (or, in our sole discretion, cash in an amount equal to the equity ratio × the final share price)

= 13.77980 underlying shares, with an aggregate cash value (based on the final share price) of $900.00

Because the underlying shares depreciated from the initial share price to the hypothetical final share price, you would not be repaid the stated principal amount of your securities at maturity and instead would receive a number of underlying shares (or, in our sole discretion, cash based on the value thereof) worth less than the stated principal amount. In this example, the underlying shares have depreciated by 10% from their initial share price to their final share price, and the value of what you receive at maturity (based on the final share price) is worth 10% less than your initial investment.

Example 4—Downside Scenario B. The hypothetical final share price is $0.00 (a 100.00% decrease from the initial share price), which is less than the initial share price.

What you would receive at maturity per security = A number of underlying shares equal to the equity ratio (or, in our sole discretion, cash in an amount equal to the equity ratio × the final share price)

= 13.77980 underlying shares, with an aggregate cash value (based on the final share price) of $0.00

Because the hypothetical final share price is less than the initial share price and the shares are worth nothing on the valuation date, you would lose your entire investment in the securities.

September 2015	PS-3

Citigroup Inc.
Upturn Securities Based on the Common Stock of Schlumberger N.V. (Schlumberger Limited) Due March 27, 2017

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, the value of what you receive at maturity will depend on the performance of the underlying shares. If the final share price is less than the initial share price, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares (or, in our sole discretion, cash based on the value thereof) that will be worth less than your initial investment in the securities and may be worth nothing. There is no minimum payment at maturity on the securities and you may lose up to all of your investment.

We may elect, in our sole discretion, to pay you cash at maturity in lieu of delivering any underlying shares. If we elect to pay you cash at maturity in lieu of delivering any underlying shares, the amount of that cash may be less than the market value of the underlying shares on the maturity date because the market value will likely fluctuate between the valuation date and the maturity date. Conversely, if we do not exercise our cash election right and instead deliver underlying shares to you on the maturity date, the market value of such underlying shares may be less than the cash amount you would have received if we had exercised our cash election right. We will have no obligation to take your interests into account when deciding whether to exercise our cash election right.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the maximum return at maturity of 28.50%, which is equivalent to a maximum return at maturity of $285.00 per security. Taking into account the leverage factor, any increase in the final share price over the initial share price by more than approximately 9.50% will not increase your return on the securities and will progressively reduce the effective amount of leverage provided by the securities.

▪	You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlying shares unless and until you receive underlying shares at maturity. As of September 22, 2015, the trailing 12-month dividend yield of the underlying shares was approximately 2.62%. While it is impossible to know the future dividend yield of the underlying shares, if this trailing 12-month dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 3.93% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the underlying shares or in another investment linked to the underlying shares that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities. Furthermore, if any change to the underlying shares is proposed, such as an amendment to the underlying share issuer’s certificate of incorporation, you will not have the right to vote on such change, but you will be subject to such change in the event you receive underlying shares at maturity. Any such change may adversely affect the market price of the underlying shares.

▪	What you receive at maturity depends on the closing price of the underlying shares on a single day. Because what you receive at maturity depends on the closing price of the underlying shares solely on the valuation date, you are subject to the risk that the closing price of the underlying shares on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the underlying shares, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.

September 2015	PS-4

Citigroup Inc.
Upturn Securities Based on the Common Stock of Schlumberger N.V. (Schlumberger Limited) Due March 27, 2017

CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, the dividend yield on the underlying shares and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the dividend yield on the underlying shares, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

September 2015	PS-5

Citigroup Inc.
Upturn Securities Based on the Common Stock of Schlumberger N.V. (Schlumberger Limited) Due March 27, 2017

▪	Our offering of the securities does not constitute a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or in instruments related to the underlying shares and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the underlying shares and other financial instruments related to the underlying shares and may adjust such positions during the term of the securities. Our affiliates also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to the underlying share issuer. In the course of this business, we or our affiliates may acquire non-public information about the underlying share issuer, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of the underlying share issuer, they may exercise any remedies against the underlying share issuer that are available to them without regard to your interests.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Additional Terms of the Securities—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in this pricing supplement.

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional public offerings of the underlying shares. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	If the underlying shares are delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount. If we exercise this call right, you will receive the amount described under “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Delisting of Company Shares” in the accompanying product supplement. This amount may be less, and possibly significantly less, than the stated principal amount of the securities.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares of another issuer to be the underlying shares. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Delisting of Company Shares” in the accompanying product supplement and “Additional Terms of the Securities—Dilution and Reorganization Adjustments” in this pricing supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, corporate events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service

September 2015	PS-6

Citigroup Inc.
Upturn Securities Based on the Common Stock of Schlumberger N.V. (Schlumberger Limited) Due March 27, 2017

(the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information About the Underlying Shares

Schlumberger N.V. (Schlumberger Limited) is a provider of technology, integrated project management and information solutions to the international oil and gas exploration and production industry. The underlying shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by the underlying share issuer pursuant to the Exchange Act can be located by reference to the SEC file number 001-04601 through the SEC’s website at http://www.sec.gov. In addition, information regarding the underlying share issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares trade on the New York Stock Exchange under the ticker symbol “SLB.”

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer. We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described above. In connection with the offering of the securities, neither Citigroup Inc. nor CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer.

The securities represent obligations of Citigroup Inc. only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying shares.

Historical Information

The graph below shows the closing prices of the underlying shares for each day such price was available from January 4, 2010 to September 22, 2015. The table that follows shows the high and low closing prices of, and dividends paid on, the underlying shares for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing prices of the underlying shares shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take the historical prices of the underlying shares as an indication of future performance.

Schlumberger N.V. (Schlumberger Limited) – Historical Closing Prices January 4, 2010 to September 22, 2015

September 2015	PS-7

Citigroup Inc.
Upturn Securities Based on the Common Stock of Schlumberger N.V. (Schlumberger Limited) Due March 27, 2017

Common Stock of Schlumberger N.V. (Schlumberger Limited)	High	Low	Dividends
2010
First Quarter	$71.29	$60.76	$0.21000
Second Quarter	$73.15	$51.75	$0.21000
Third Quarter	$63.26	$53.33	$0.21000
Fourth Quarter	$83.63	$61.20	$0.21000
2011
First Quarter	$95.04	$80.53	$0.21000
Second Quarter	$93.70	$80.64	$0.25000
Third Quarter	$94.70	$59.73	$0.25000
Fourth Quarter	$77.15	$57.72	$0.25000
2012
First Quarter	$80.00	$67.64	$0.25000
Second Quarter	$75.13	$59.67	$0.27500
Third Quarter	$77.60	$64.94	$0.27500
Fourth Quarter	$74.80	$67.77	$0.27500
2013
First Quarter	$81.56	$70.92	$0.27500
Second Quarter	$77.59	$69.95	$0.31250
Third Quarter	$88.95	$72.61	$0.31250
Fourth Quarter	$94.46	$85.54	$0.31250
2014
First Quarter	$97.57	$86.16	$0.31250
Second Quarter	$117.95	$97.10	$0.40000
Third Quarter	$117.85	$101.01	$0.40000
Fourth Quarter	$98.85	$79.90	$0.40000
2015
First Quarter	$88.89	$76.63	$0.40000
Second Quarter	$94.61	$84.28	$0.50000
Third Quarter (through September 22, 2015)	$86.02	$70.09	$0.50000

The closing price of the underlying shares on September 22, 2015 was $72.57.

We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

Additional Terms of the Securities

Fractional Shares

In lieu of any fractional share that you would otherwise receive in respect of the securities, at maturity you will receive an amount in cash equal to the value of such fractional share (based on the final share price).

Dilution and Reorganization Adjustments

The following provisions supersede the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement.

The initial share price, the equity ratio and the property we may deliver to you at maturity of the securities will be subject to adjustment from time to time if certain events occur that affect the underlying shares. Any of these adjustments could have an impact on the value of what you receive at maturity. CGMI, as calculation agent, will be responsible for the calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment. An adjustment will be made for events with an adjustment date (as defined below) from but excluding the pricing date to and including the valuation date, except that, if we deliver underlying shares at maturity, the equity ratio will be subject to adjustment for events with an adjustment date up to and including the maturity date.

No adjustments will be required other than those specified below. The required adjustments specified in this section do not cover all events that could have a dilutive or adverse effect on the underlying shares during the term of the securities. See “Summary Risk Factors—The securities will not be adjusted for all events that could affect the price of the underlying shares.”

September 2015	PS-8

Citigroup Inc.
Upturn Securities Based on the Common Stock of Schlumberger N.V. (Schlumberger Limited) Due March 27, 2017

The calculation agent may elect not to make any of the adjustments described below or may modify any of the adjustments described below if it determines, in its sole discretion, that such adjustment would not be made in any relevant market for options or futures contracts relating to the underlying shares or that any adjustment made in such market would materially differ from the relevant adjustment described below.

Stock Dividends, Stock Splits and Reverse Stock Splits

If the issuer of the underlying shares:

(1)	declares a record date in respect of, or pays or makes, a dividend or distribution, in each case of underlying shares with respect to the underlying shares (excluding any share dividend or distribution for which the number of shares paid or distributed is based on a fixed cash equivalent value (“excluded share dividends”)),

(2)	subdivides or splits the outstanding underlying shares into a greater number of shares, or

(3)	combines the outstanding underlying shares into a smaller number of shares,

then, in each of these cases, the equity ratio will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the number of underlying shares outstanding immediately after giving effect to such event and (ii) the denominator of which will be the number of underlying shares outstanding immediately prior to the open of business on the applicable adjustment date. An adjustment will also be made to the initial share price by dividing the initial share price by that dilution adjustment.

Issuance of Certain Rights or Warrants

If the issuer of the underlying shares issues, or declares a record date in respect of an issuance of, rights or warrants, in each case to all holders of the underlying shares entitling them to subscribe for or purchase the underlying shares at a price per share less than the then-current market price of the underlying shares, other than excluded rights (as defined below), then, in each case, the equity ratio will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the number of underlying shares outstanding immediately prior to the open of business on the applicable adjustment date, plus the number of additional underlying shares offered for subscription or purchase pursuant to the rights or warrants, and (ii) the denominator of which will be the number of underlying shares outstanding immediately prior to the open of business on the applicable adjustment date, plus the number of additional underlying shares which the aggregate offering price of the total number of underlying shares offered for subscription or purchase pursuant to the rights or warrants would purchase at the then-current market price of the underlying shares, which will be determined by multiplying the total number of underlying shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the then-current market price. An adjustment will also be made to the initial share price by dividing the initial share price by that dilution adjustment. To the extent that, prior to the maturity date, after the expiration of the rights or warrants, the issuer of the underlying shares publicly announces the number of underlying shares with respect to which such rights or warrants have been exercised and such number is less than the aggregate number offered, the equity ratio will be further adjusted to equal the equity ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of underlying shares for which such rights or warrants were actually exercised, and a corresponding adjustment will be made to the initial share price.

“Excluded rights” means (i) rights to purchase underlying shares pursuant to a plan for the reinvestment of dividends or interest and (ii) rights that are not immediately exercisable, trade as a unit or automatically with the underlying shares and may be redeemed by the issuer of the underlying shares.

The “then-current market price” of the underlying shares, for the purpose of applying any dilution adjustment, means the average closing price of the underlying shares for the ten scheduled trading days ending on the scheduled trading day immediately preceding the related adjustment date. For purposes of determining the then-current market price, if a market disruption event occurs with respect to the underlying shares on any such scheduled trading day, the calculation agent may disregard the closing price on such scheduled trading day for purposes of calculating such average; provided that the calculation agent may not disregard more than five scheduled trading days in such ten–scheduled trading day period.

Spin-offs and Certain Other Non-Cash Distributions

If the issuer of the underlying shares (a) declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of underlying shares, of any class of its capital stock, the capital stock of one or more of its subsidiaries (excluding any capital stock of a subsidiary in the form of marketable securities (as defined below)), evidences of its indebtedness or other non-cash assets or (b) issues to all holders of underlying shares, or declares a record date in respect of an issuance to all holders of underlying shares of, rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, in each case excluding any share dividends or distributions referred to above, excluded share dividends, any rights or warrants referred to above, excluded rights and any reclassification referred to below, then, in each of these cases, the equity ratio will be multiplied by a dilution adjustment

September 2015	PS-9

Citigroup Inc.
Upturn Securities Based on the Common Stock of Schlumberger N.V. (Schlumberger Limited) Due March 27, 2017

equal to a fraction, (i) the numerator of which will be the then-current market price of one underlying share and (ii) the denominator of which will be the then-current market price of one underlying share less the fair market value as of open of business on the adjustment date of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one underlying share. An adjustment will also be made to the initial share price by dividing the initial share price by that dilution adjustment. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of underlying shares consists, in whole or in part, of marketable securities (other than marketable securities of a subsidiary of the issuer of the underlying shares), then the fair market value of such marketable securities will be determined by the calculation agent by reference to the closing price of such capital stock. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup, whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or issuance to which the immediately preceding paragraph would otherwise apply, the denominator in the fraction referred to in such paragraph is less than $1.00 or is a negative number, then Citigroup may, at its option, elect to have the adjustment to the equity ratio provided by such paragraph not be made and, in lieu of this adjustment, the closing price of the underlying shares on any date of determination thereafter will be deemed to be equal to the sum of (i) the closing price of the underlying shares on such date and (ii) the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of open of business on the adjustment date, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup, whose determination will be final) so distributed or issued applicable to one underlying share. If the closing price of the underlying shares as so determined on the valuation date is less than the initial share price, each holder of the securities will receive per security at maturity (x) a number of underlying shares equal to the equity ratio (with cash in lieu of any fractional share based on the closing price of such shares on the valuation date) (or, in our sole discretion, cash based on the value thereof) and (y) cash in an amount per security equal to the equity ratio as of the adjustment date for such dividend, distribution or issuance multiplied by the fair market value determined pursuant to clause (ii) of the immediately preceding sentence.

If the issuer of the underlying shares declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of underlying shares of the capital stock of one or more of its subsidiaries in the form of marketable securities, the closing price of the underlying shares on any date of determination from and after open of business on the adjustment date will in each case equal the closing price of the underlying shares plus the product of (i) the closing price of such shares of subsidiary capital stock on such date and (ii) the number of shares of such subsidiary capital stock distributed per underlying share. If the closing price of the underlying shares as so determined on the valuation date is less than the initial share price, then in each of these cases, each holder of the securities will receive at maturity per security a combination of (x) a number of underlying shares equal to the equity ratio and (y) a number of shares of such subsidiary capital stock equal to the equity ratio multiplied by the number of shares of such subsidiary capital stock distributed per underlying share (in each case with cash in lieu of any fractional share based on the closing price of such shares on the valuation date) (or, in our sole discretion, cash based on the value thereof). In the event an adjustment pursuant to this paragraph occurs, following such adjustment, the adjustments described in this section “—Dilution and Reorganization Adjustments” will also apply to such subsidiary capital stock if any of the events described in this section “—Dilution and Reorganization Adjustments” occurs with respect to such capital stock.

Certain Extraordinary Cash Dividends

If the issuer of the underlying shares declares a record date in respect of a distribution of cash, by dividend or otherwise, to all holders of underlying shares, other than (a) any permitted dividends described below, (b) any cash distributed in consideration of fractional underlying shares and (c) any cash distributed in a reorganization event referred to below, then in each case the equity ratio will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the then-current market price of the underlying shares, and (ii) the denominator of which will be the then-current market price of the underlying shares less the amount of the distribution applicable to one underlying share which would not be a permitted dividend (such amount, the “Extraordinary Portion”). An adjustment will also be made to the initial share price by dividing the initial share price by that dilution adjustment. In the case of an issuer that is organized outside the United States, in order to determine the Extraordinary Portion, the amount of the distribution will be reduced by any applicable foreign withholding taxes that would apply to dividends or other distributions paid to a U.S. person that claims any reduction in such taxes to which a U.S. person would generally be entitled under an applicable U.S. income tax treaty, if available.

A “permitted dividend” is (1) any distribution of cash, by dividend or otherwise, to all holders of underlying shares other than to the extent that such distribution, together with all other such distributions in the same quarterly fiscal period of the issuer of the underlying shares with respect to which an adjustment to the equity ratio under this “—Certain Extraordinary Cash Dividends” section has not previously been made, per underlying share exceeds the sum of (a) the immediately preceding cash dividend(s) or other cash distribution(s) paid in the immediately preceding quarterly fiscal period, if any, per underlying share and (b) 10% of the closing price of the underlying shares on the date of declaration of such distribution, and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of underlying shares have the option to receive either a number of underlying shares or a fixed amount of cash. If the issuer of the underlying shares pays a dividend on an annual basis rather than a quarterly basis, the calculation agent will make such adjustments to this provision as it deems appropriate.

September 2015	PS-10

Citigroup Inc.
Upturn Securities Based on the Common Stock of Schlumberger N.V. (Schlumberger Limited) Due March 27, 2017

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the first paragraph under “—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup may, at its option, elect to have the adjustment provided by such paragraph not be made and, in lieu of this adjustment, the closing price of the underlying shares on any date of determination from and after open of business on the adjustment date will be deemed to be equal to the sum of (i) the closing price of the underlying shares on such date and (ii) the amount of cash so distributed applicable to one underlying share. If the closing price of the underlying shares as so determined on the valuation date is less than the initial share price, each holder of the securities will receive per security at maturity (x) a number of underlying shares equal to the equity ratio (with cash in lieu of any fractional share based on the closing price of such shares on the valuation date) (or, in our sole discretion, cash based on the value thereof) and (y) cash in an amount per security equal to the equity ratio as of the adjustment date for such distribution multiplied by the amount of cash determined pursuant to clause (ii) of the immediately preceding sentence.

Reorganization Events

In the event of any of the following “reorganization events” with respect to the issuer of the underlying shares:

•	the issuer of the underlying shares reclassifies the underlying shares, including, without limitation, in connection with the issuance of tracking stock,

•	any consolidation or merger of the issuer of the underlying shares, or any surviving entity or subsequent surviving entity of the issuer of the underlying shares, with or into another entity, other than a merger or consolidation in which the issuer of the underlying shares is the continuing company and in which the underlying shares outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of the issuer of the underlying shares or another issuer,

•	any sale, transfer, lease or conveyance to another company of the property of the issuer of the underlying shares or any successor as an entirety or substantially as an entirety,

•	any statutory exchange of the underlying shares with securities of another issuer, other than in connection with a merger or acquisition,

•	another entity completes a tender or exchange offer for all the outstanding underlying shares or

•	any liquidation, dissolution or winding up of the issuer of the underlying shares or any successor of the issuer of the underlying shares,

the closing price of the underlying shares on any date of determination from and after the open of business on the adjustment date will, in each case, be deemed to be equal to the transaction value on such date of determination. The calculation agent will determine in its sole discretion whether a transaction constitutes a reorganization event as defined above, including whether a transaction constitutes a sale, transfer, lease or conveyance to another company of the property of the issuer of the underlying shares or any successor “as an entirety or substantially as an entirety.” The calculation agent will have significant discretion in determining what “substantially as an entirety” means and may exercise that discretion in a manner that may be adverse to the interests of holders of the securities.

The “transaction value” will equal the sum of (1), (2) and (3) below:

(1)	for any cash received in a reorganization event, the amount of cash received per underlying share,

(2)	for any property other than cash or marketable securities received in a reorganization event, an amount equal to the fair market value on the effective date of the reorganization event of that property received per underlying share, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup, whose determination will be final, and

(3)	for any marketable securities received in a reorganization event, an amount equal to the closing price per unit of these marketable securities on the applicable date of determination multiplied by the number of these marketable securities received per underlying share, plus, in each case, if underlying shares continue to be outstanding following the reorganization event, the closing price of the underlying shares.

“Marketable securities” are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange. The number of shares of any equity securities constituting marketable securities included in the calculation of transaction value pursuant to clause (3) above will be adjusted if any event occurs with respect to the marketable securities or the issuer of the marketable securities between the time of the reorganization event and maturity of the

September 2015	PS-11

Citigroup Inc.
Upturn Securities Based on the Common Stock of Schlumberger N.V. (Schlumberger Limited) Due March 27, 2017

securities that would have required an adjustment as described above, had it occurred with respect to the underlying shares or the issuer of the underlying shares. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above, as determined by the calculation agent.

If the closing price of the underlying shares as determined based on the transaction value on the valuation date is less than the initial share price, each holder of the securities will receive per security at maturity (i) cash in an amount equal to the equity ratio immediately preceding the reorganization event multiplied by the sum of clauses (1) and (2) in the definition of “Transaction Value” above, (ii) if the underlying shares continue to be outstanding following the effective date of the reorganization event, a number of such underlying shares equal to the equity ratio (or, in our sole discretion, the cash value thereof based on the closing price of the underlying shares on the valuation date) and (iii) the number of marketable securities received per underlying share in the reorganization event multiplied by the equity ratio immediately prior to the adjustment date for the reorganization event (or, in our sole discretion, the cash value thereof based on the closing price of the marketable securities on the valuation date).

Certain General Provisions

The adjustments described in this section will be effected at the open of business on the applicable date specified below (such date, the “adjustment date”):

•	in the case of any dividend, distribution or issuance, on the applicable ex-date (as defined below),

•	in the case of any subdivision, split, combination or reclassification, on the effective date thereof, and

•	in the case of any reorganization event, on the effective date of the reorganization event.

All adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the equity ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution or issuance requiring an adjustment as described herein is subsequently canceled by the issuer of the underlying shares, or this dividend, distribution or issuance fails to receive requisite approvals or fails to occur for any other reason, in each case prior to the maturity date, then, upon the cancellation, failure of approval or failure to occur, the equity ratio and the initial share price will be further adjusted to the equity ratio and the initial share price, respectively, which would then have been in effect had adjustment for the event not been made. All adjustments to the equity ratio shall be cumulative, such that if more than one adjustment is required to the equity ratio, each subsequent adjustment will be made to the equity ratio as previously adjusted.

The “ex-date” relating to any dividend, distribution or issuance is the first date on which the underlying shares trade in the regular way on their principal market without the right to receive such dividend, distribution or issuance from the issuer of the underlying shares or, if applicable, from the seller on such market (in the form of due bills or otherwise).

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the calculation agent may determine.

Delisting of the Underlying Shares

If a delisting event occurs with respect to the underlying shares as described in the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Delisting of Company Shares” in the accompanying product supplement and the calculation agent selects successor shares, references in this pricing supplement to the underlying shares will no longer be deemed to refer to the original underlying shares and will be deemed instead to refer to the applicable successor shares for all purposes, and references in this pricing supplement to the issuer of the underlying shares will be deemed to be to the issuer of such successor shares. Upon the selection of any successor shares by the calculation agent, on and after the change date, (i) the equity ratio for the successor shares will be equal to the equity ratio for the original underlying shares immediately prior to the change date multiplied by a factor determined by the calculation agent in good faith, taking into account, among other things, the closing price of the original underlying shares on the last valid trading day and (ii) the initial share price for the successor shares will be equal to the initial share price, as applicable, for the original underlying shares immediately prior to the change date divided by such factor. The equity ratio and the initial share price for the successor shares as so determined will be subject to adjustment for certain corporate events related to the successor shares occurring on or after the change date in accordance with “—Dilution and Reorganization Adjustments.”

The calculation agent will cause notice of the selection of successor shares and the equity ratio and the initial share price for the successor shares to be furnished to us and the trustee.

September 2015	PS-12

Citigroup Inc.
Upturn Securities Based on the Common Stock of Schlumberger N.V. (Schlumberger Limited) Due March 27, 2017

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement. This discussion does not address the U.S. federal tax consequences of the ownership or disposition of shares of the underlying equity that you may receive at maturity. You should consult your tax adviser regarding the particular U.S. federal tax consequences of the ownership and disposition of shares of the underlying equity.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including the receipt of cash at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

•	If you receive shares of the underlying equity (and cash in lieu of any fractional shares) at maturity, you should not recognize loss with respect to the shares of the underlying equity that were received. Instead, you should have an aggregate tax basis in the shares of the underlying equity that were received (including any fractional shares deemed received) equal to your basis in the securities. Your holding period for any shares of the underlying equity that were received should start on the day after receipt. With respect to any cash received in lieu of a fractional share, you should recognize short-term capital loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the portion of your tax basis in the securities that is allocable to the fractional share.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $10.00 for each $1,000 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $10.00 for each $1,000 security they sell. Certain broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisers employed by such affiliated broker-dealers will receive a fixed selling concession of

September 2015	PS-13

Citigroup Inc.
Upturn Securities Based on the Common Stock of Schlumberger N.V. (Schlumberger Limited) Due March 27, 2017

$10.00 for each $1,000 security they sell. CGMI will pay the registered representatives of CGMI a fixed selling concession of $10.00 for each $1,000 security they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated November 13, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on November 13, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the securities nor the issuance and delivery of the securities, nor the compliance by Citigroup Inc. with the terms of the securities, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the securities

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Citigroup Inc.
Upturn Securities Based on the Common Stock of Schlumberger N.V. (Schlumberger Limited) Due March 27, 2017

offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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